Exhibit 99.1

Target Hospitality Announces Appointment of Alejandro Hernandez to Board of Directors

THE WOODLANDS, Texas, June 20, 2023 (PRNewswire) - Target Hospitality Corp. ("Target Hospitality," "Target" or the "Company") (Nasdaq: TH), one of North America's largest providers of vertically integrated modular accommodations and value-added hospitality services, advances its strategic diversification focus, with the appointment of Mr. Alejandro (“Alex”) Hernandez to its board of directors, effective June 19, 2023.  Mr. Hernandez will serve as an independent director as well as a member of the Audit and Compensation Committees.

Mr. Hernandez’s experience serving in executive leadership roles across a variety of end markets, including energy transition, renewables, nuclear services, and data center infrastructure will provide a valuable resource and strengthen Target’s capabilities as the Company continues to pursue an expanding pipeline of strategic growth opportunities.

“We are pleased to welcome Alex as a new independent director to the Target Hospitality board.  His extensive knowledge and broad-reaching experiences will provide an important perspective as we continue to evaluate a range of strategic growth opportunities.  His appointment will enhance our current board of directors’ capabilities and experiences, as we continue pursuing our growth strategy focused on diversifying the customers and end markets we serve,” stated Brad Archer, President and Chief Executive Officer.

Mr. Hernandez is an accomplished leader with over 20 years of experience in the power, utilities, renewables, nuclear, industrials and data center infrastructure sectors. From November 2021 through May 2023, he served as President, Chief Executive Officer and director of Talen Energy Corporation, one of the largest competitive power companies in North America, as well as Chief Executive Officer of Cumulus Data, Inc., Talen Energy Corporation’s data center business which he founded. Previously Mr. Hernandez served in various roles, including Chief Financial Officer of Talen Energy Corporation. From 2014 until 2015, Mr. Hernandez served as Chief Financial Officer of TerraForm Power Inc., which was sold to Brookfield.  Earlier in his career, Mr. Hernandez worked for approximately 10 years, including as a managing director, at Goldman Sachs & Co., having joined the firm in 2005. Mr. Hernandez earned a Bachelor of Arts degree from Rice University, Bachelor of Science degree from the London School of Economics (general course), and a Master of Business Administration degree from Columbia University.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Investor Contact
Mark Schuck
(832) 702 – 8009
ir@targethospitality.com